EXHIBIT 10.1

MUTUAL RELEASE

This Mutual Release (the “Release”), is made and entered into as of the this 10th day of February, 2003, by and between InterCept, Inc., a Georgia corporation (the “Parent”); and Internet Billing Company, LLC, a Georgia limited liability company formerly known as InterCept Billing Company, LLC (the “Purchaser”; the Parent and the Purchaser are sometimes together referred to as the “InterCept Parties”), on one hand; and Garrett M. Bender (“Bender”), an individual resident of Florida, on the other hand.

Recitals:

WHEREAS, the Parent and Bender entered into that certain Employment Agreement dated March 15, 2002 (the “Employment Agreement”); and

WHEREAS, the parties desire to terminate Bender’s employment under the Employment Agreement as described herein;

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, and agreements of the parties provided below, the parties to this Release, intending to be legally bound, do hereby agree as follows:

1. Mutual Releases.

1.1 Terms of Mutual Releases. In consideration of the payments specified in Section 1.2 below and the mutual benefits adhering to the parties hereto, and expressly subject to Section 1.3 below, each of the InterCept Parties on one hand and Bender on the other hand irrevocably, unconditionally, and fully releases and forever discharges, and covenants not to sue or otherwise institute or cause to be instituted or in any way participate in legal or administrative proceedings against (except as required by law), with respect to any matter whatsoever, the other and (if and to the extent applicable) each of its subsidiaries and affiliates, and their respective directors, officers, shareholders, employees, agents, successors and assigns, of and from any and all debts, demands, actions, causes of action, suits, claims, judgments, damages, costs, expenses, attorneys’ fees, penalties, obligations and liabilities, of every kind, character, nature and description, whether now known or unknown, suspected or claimed, whether vested, fixed or contingent, whether at law or in equity, that either the InterCept Parties or Bender, as applicable, ever had or now has for, upon or by reason of any agreement (written or oral), matter, cause, event, occurrence, or state of facts whatsoever made, occurring or taking place at any time on or prior to the date hereof that relate to the Employment Agreement (and Bender’s performance of services thereunder) and that certain Asset Purchase Agreement dated March 19, 2002 (as amended, the “Purchase Agreement”), by and among the InterCept Parties, IB Holding Company, Ltd., a Florida limited partnership formerly known as Internet Billing Company, Ltd. (“iBill”); and IB Holding Corp., a Florida corporation formerly known as Internet Billing Corp. and certain other parties. In particular and without limitation, the severance provisions in the Employment Agreement are hereby terminated, and the InterCept Parties shall have no liability in that regard other than the payments as provided in Section 1.2 below. (The foregoing mutual releases shall relieve each party for all obligations under the Employment Agreement (except as shall specifically remain in effect as noted in Section 1.3 below), but for avoidance of doubt, the parties desire to make this term explicit.)

1.2 Payments from the Parent to Bender. As consideration for the foregoing release:

(a) the Parent shall pay Bender $100,000 by wire transfer on the date hereof;

(b) the Parent shall promptly reimburse Bender for his business expenses, subject to the Parent’s normal and customary policies in that regard as if Bender were still employed by the Parent;

(c) through February 9, 2004, the Parent shall cause Bender to continue to be covered by the Parent’s health insurance policy, either by continuing his coverage as an employee if and to the extent permitted under the terms of such policy, or by paying his COBRA payments for such period on his behalf; and

(d) the Parent shall pay Bender $300,000 paid in nine equal installments of $33,333.33 each on the 10th day of each month beginning on March 10, 2003. If any such payment is not paid by the 15th day of any month other than for the reason stated below in clause (ii), this obligation shall be automatically accelerated and shall be due and payable in full in the aggregate amount of the remaining installment payments. Notwithstanding the foregoing,

(i) If the Parent believes in good faith that Bender has failed to comply with the provisions of the Employment Agreement that shall remain in effect as provided in Section 1.3 below, the Parent may notify Bender in writing and thereupon shall be relieved of its obligation to continue making installment payments under this Section 1.2, provided that if Bender prevails in an action contesting the Parent’s right to cease such payments, Bender shall be entitled to interest at 12% per annum on the accelerated amount that the Parent shall have failed to pay from the date the same became due. The foregoing remedy of the Parent is not intended to be exclusive of any other remedy available to the Parent, and each and every remedy shall be cumulative and in addition to every other remedy now or hereafter existing at law or in equity or by statute or otherwise. The election of any one or more remedies by the Parent shall not constitute a waiver of the right to pursue other available remedies.

(ii) If the Parent sells the Purchaser or substantially all of its assets to an third party (x) in which Bender has at least a 5% equity interest, (y) of which Bender is an officer, director, or key employee, or (z) for which Bender is a consultant, then the Parent shall no longer be obligated to continue to make payments to Bender (or maintain insurance coverage for Bender) under this Section 1.2, and the remaining payments to or for the benefit of Bender shall be prorated on a daily basis through the date of closing. (For example, if the Parent sells the Purchaser to an entity of which Bender is an officer on the 15th day of April 2003, then on the date of that closing the Parent shall make a final payment to Bender in the amount of $16,666.65 for the first 15 days in April.)

1.3 Certain Exceptions to Mutual Releases.

(a) The following provisions of the Employment Agreement shall remain in effect: sections 5 (Protection of Trade Secrets and Confidential Information), 6 (Non-Solicitation and Related Matters, but only through February 9, 2004) and 7 (Non-Competition and Related Matters, but only through February 9, 2004).

(b) The foregoing release in Section 1.1 shall not be deemed to apply to any breach by any party of its obligations set forth in this Release.

2. Certain Matters Related to Noncompetition Agreements. Notwithstanding Sections 1.1 and 1.3(a) above, the Parent hereby agrees that Bender shall be permitted to enter the employment of Mr. Eric Cherry if he so chooses, and if so he shall be permitted to do anything in such employment that Mr. Cherry is permitted to do under the terms of Mr. Cherry’s Noncompetition, Nondisclosure and Nonsolicitation Agreement dated March 19, 2002, except that Bender may not engage in any “Prohibited Activity” (as such term is defined in such agreement) related to Debitpayments.com. Further, notwithstanding Sections 1.1 and 1.3(a) above, the Parent hereby agrees that Bender shall be permitted to enter the employment of Mr. Albert Angel if he so chooses, and if so he shall be permitted to do anything in such employment that Mr. Angel is permitted to do under the terms of Mr. Angel’s Noncompetition, Nondisclosure and Nonsolicitation Agreement dated March 19, 2002, except that Bender may not engage in any “Prohibited Activity” (as such term is defined in such agreement) related to Debitpayments.com. If the Parent sells the Purchaser or substantially all of its assets to an third party that is not an Affiliate of the Parent, then Bender shall no longer be bound by sections 6-7 of the Employment Agreement. (In no event shall Bender’s obligations to comply with sections 6-7 of the Employment Agreement extend longer than February 9, 2004.)

3. Miscellaneous Provisions.

3.1 Contents of Agreement; Parties in Interest; etc. This Release, which includes the schedules, exhibits and the other documents, agreements, certificates and instruments executed and delivered pursuant to or in connection with this Release (collectively, the “Release Documents”) sets forth the entire understanding and agreement of the parties hereto with respect to the transactions contemplated hereby. It shall not be assigned, amended, or modified except by written instrument duly executed by each of the parties hereto. Any and all prior or contemporaneous negotiations, agreements, representations, warranties, and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded in their entirety by this Release and the other Release Documents and shall not create any liability on the part of any party hereto in favor of any other party (or parties), except as otherwise expressly set forth in this Release and in the other Release Documents. Bender represents and warrants that he has fully read this Release, that he understands all the terms and conditions set forth herein, and that he is entering into this Release voluntarily and without promise or benefit other than as set forth herein. Nothing contained in this Agreement shall constitute or be treated as an admission by the InterCept Parties or Bender of liability, of any wrongdoing, or of any violation of law.

3.2 Waiver. Any term or provision of this Release may be waived at any time by the Party entitled to the benefit thereof by a written instrument duly executed by such Party.

3.3 Georgia Law to Govern. THIS RELEASE SHALL BE GOVERNED BY AND INTERPRETED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF GEORGIA, WITHOUT REGARD TO ITS CONFLICT OF LAW PRINCIPLES.

3.4 No Benefit to Others. The representations, warranties, covenants, and agreements contained in this Release are for the sole benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors, and assigns, and nothing contained in this Release or the other Release Documents shall be construed as conferring any rights on any other persons.

3.5 Headings, Gender. All section headings contained in this Release are for convenience of reference only, do not form a part of this Release and shall not affect in any way the meaning or interpretation of this Release. Words used in this Release, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires.

3.6 Schedules and Exhibits. All exhibits and schedules referred to in this Release are incorporated in this Release by reference and are intended to be and hereby are specifically made a part of this Release.

3.7 Severability. The invalidity or unenforceability of any provision of this Release in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

3.8 Counterparts. This Release may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

3.9 Assistance of Counsel. The InterCept Parties on the one hand, and Bender on the other hand, acknowledge that they have had the assistance of counsel in negotiating and preparing the terms of this Release; therefore, this Release shall be construed without regard to any presumption or other rule requiring construction against the party causing the Release to be drafted.

3.10 Time of the Essence. Time is of the essence of this Release.

3.11 Actions and Proceedings. The InterCept Parties and Bender consent to the exclusive jurisdiction and venue of state or Federal courts having a situs in Fulton County, Georgia in any action or judicial proceeding brought by Bender to enforce, construe or interpret this Release or the other Release Documents. Bender and the InterCept Parties consent to the exclusive jurisdiction and venue of state or Federal courts having a situs in Miami-Dade or Broward Counties, Florida, in any action or judicial proceeding brought by the InterCept Parties to enforce, construe or interpret this Release or the other Release Documents. The Parties agree that any forum other than as provided above is an inconvenient forum and that a suit (or non-compulsory counterclaim) brought by a party against another in a jurisdiction other than as set forth herein should be forthwith dismissed or transferred to a court located in the jurisdiction prescribed herein. The reasonable attorney’s fees of the parties prevailing in any action or judicial proceeding brought by a party to enforce, construe or interpret this Release or the other Release Documents shall be paid by the non-prevailing party in such dispute.

3.12 Execution by Facsimile. Any party may deliver an executed copy of this Release and any documents contemplated hereby by facsimile transmission to another party, and such delivery shall have the same force and effect as any other delivery of a manually signed copy of this Release or of such other documents.

3.13 Survival of Representations, Warranties, Covenants and Agreements. Bender and the InterCept Parties have the right to rely fully upon the representations, warranties, covenants and agreements of the other contained in this Release. The representations, warranties, covenants, and agreements of Bender and the InterCept Parties contained in this Release will survive the execution and delivery of this Release.

3.14 Transition Procedures and Non-disparagement. Bender agrees to make himself available for a period of 60 days to assist the Parent and/or the Purchaser, upon their request, in the transition of management at iBill. Other than as so requested, Bender shall remain off the Purchaser’s premises, provided that the Purchaser shall permit Bender to pack up and remove his personal belongings from his office at a mutually convenient time during the week of February 10. Without limiting his obligations in section 5 of the Employment Agreement, Bender shall immediately return to the Purchaser all of the Purchaser’s property, including, but not limited to, keys, passcards, credit cards, customer lists, rolodexes, tapes, software, computer files, marketing and sales materials, and any other record, document or piece of equipment belonging to the Purchase or to the Parent. Bender shall not retain any copies of the Purchaser’s property, including any copies existing in electronic form, that are in Bender’s possession or control. Bender agrees that he has not and will not destroy, delete, or alter any property of the Purchaser or the Parent without the Purchaser’s consent. Bender’s acknowledges that his access to the Purchaser’s email system shall be terminated immediately. The InterCept Parties on one hand, and Bender on the other hand, each agrees not to disparage or defame, in writing or orally, the other party, and as applicable, its or his services, products, subsidiaries and affiliates, and their respective directors, officers, shareholders, employees, agents, successors and assigns. This non-disparagement provision shall not apply to statements made by low level employees of either of the InterCept Parties, so long as such statements did not originate from and were not induced or encouraged by an officer or director of either of them.

[Signatures begin on next page.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Release on the date first written above.

“INTERCEPT PARTIES” “Parent” InterCept, Inc.

By:	/s/ SCOTT R. MEYERHOFF
Name: Title:	Scott R. Meyerhoff Chief Financial Officer, Senior Vice President, and Secretary

“Purchaser” Internet Billing Company, LLC By: InterCept, Inc., its sole member and manager

By:	/s/ SCOTT R. MEYERHOFF
Name: Title:	Scott R. Meyerhoff Chief Financial Officer, Senior Vice President, and Secretary

“BENDER”

/s/ GARRETT M. BENDER
Garrett M. Bender